Exhibit 10.1

November 9, 2004,

BINDING LETTER OF INTENT AND MEMORANDUM OF AGREEMENT

BETWEEN

GLYCOBIOSCIENCES, INC. AND GBS LABS NEW YORK.

This BINDING LETTER OF INTENT AND MEMORANDUM OF AGREEMENT (the “Agreement”) is effective as of the date of the signature written at the bottom of this Agreement (the “Effective Date”) by and between GBS Labs, (GBS), a New York Corporation and GlycoBioSciences, Inc., an Ontario corporation (Glyco)

Glyco is a research and development company, dedicated to human wellness and sexual health.

Glyco currently has two “cosmeceutical” products that it has developed that are ready for immediate distribution and sale in the United States and in Canada.  These products are known as “Vibra” and “Glo.”  Vibra is a female intimate lubricant that has been developed and formulated by Glyco to assist women who are experiencing difficulties; such has dryness and pain during intimate activity.

Glo is a revitalizing skin gel.

Glyco has developed other products that are in various stages of research and development and certain of which are designed to lead to approval for sale with the United States Food and Drug Administration (the “FDA”), including the following; FemLife-FSAD, designed to treat Female Sexual Arousal Disorder (“FemLife”); Provex-Ed, designed to treat Male Sexual Dysfunction (“Provex”); and Glycomax Wound Gel, for use in head and neck reconstruction, following cancer surgery, chemotherapy or radiation therapy (“Glycomax”); collectively, FemLife, Provex, Glycomax and any other drugs hereafter developed by Glyco that are designed to eventually lead to approval for sale with the FDA and are referred to as Prescription Drugs.

GBS, desires to acquire a twenty-five percent (25%) fully diluted equity interest in Glyco, and have worldwide exclusive marketing rights under the following terms and conditions;

Glyco, on the terms and subject to the conditions contain herein, desires to sell an equity interest to GBS and to allow GBS to distribute worldwide all of its over the counter products, including current products and products to be developed under terms and conditions which are described under this document.

GBS and Glyco, as of the Effective Date, have agreed to both be bound by the following terms and conditions, with the understanding that final documentation (the

“Final Documents”) with respect to the sale of the Equity Interests and the worldwide distribution rights granted to GBS for the Over-the-Counter Products shall be prepared and signed by GBS and Glyco. The effective date of the final documents shall be the effective date and all terms and conditions set forth in this Agreement shall be incorporated into the “Final Documents”.  Irrespective of the completion of the Final Documents, both GBS and Glyco agree to be bound by the foregoing terms and to treat the terms and conditions of this Agreement as a legally binding contract with the rights, duties and obligations of each party set forth above.

1.  Rights Granted.

A.    Glyco hereby grants to GBS a worldwide exclusive license to sell and distribute all Over The Counter Products which are currently being readied for market (Vibra and Glo) and those Over The Counter Products (OTC) which will be available in the future for marketing. Glyco shall maintain the right to market, and sell, all products under it’s own name and for it’s own account and is subject to the same financial arrangement as described in section 7E of this document.

These future products may include but not limited to and subject to sufficient capital being provided by GBS for raw materials and to establish “validity and quality control” should be ready within nine months from the date of this binding letter of intent:

1-Glo-eye gel

2-Glo-skin imperfection (age spots, skin discoloration etc.)

3-Glyco Pain Gel (all natural ingredients.)

4- Plus any other OTC products developed in the future.

B.    Glyco and Alan Drizen, the Chief Scientific Officer of Glyco, hereby grant GBS, non-exclusive rights, to utilize Alan Drizen’s name, biography and likeness in marketing and promoting the Over-the-Counter Products.  Upon reasonable advance notice and consultation with GBS, Glyco agrees to ask Alan Drizen, to make such promotional appearances, participate in conference calls, attend conventions and make public appearances at Drizen’s sole discretion giving effect to Drizen’s schedule and other Glyco’s related responsibilities. For greater certainty it is understood by GBS and Glyco that Drizen shall have the final say on how much of his time he can devote on assisting GBS.

2.  Responsibility for Manufacturing and Compliance.

Glyco shall have the sole responsibility to arrange for the manufacturing, quality control, and compliance with all the applicable products with the FDA and other Governmental agencies. GBS shall have no responsibility for any technical function related to the manufacture or quality control of any Glyco product.

To insure continuity of supply of the OTC products to GBS, Glyco will put into effect the following safe guards and mechanisms:

a)     Whereas Glyco currently maintains detailed records of it’s intellectual property, Know-How and Trade Secrets for all processes pertaining to manufacturing, quality control and other essential related matters in the company vault.  By acquiring an equity interest in Glyco, GBS owns 25% of all Glyco assets including but not limited to its intellectual property in accordance with the terms of 7 - a, b, c, and d.

b)    The following system, which is currently in use by high tech and other firms with important relationships with the need to guarantee continuity of supply, shall be modified for the benefit of this agreement as follows.

c)     Copies of Glyco’s Intellectual property, Know-how, and Trade Secrets etc. shall be placed in a vault, which requires two keys to be opened. One key shall be in the possession of the designated corporate counsel for Glyco, who shall sign his agreement for this arrangement in a separate document, and another responsible individual assigned by GBS shall hold the second key.  Glyco agrees that upon death or departure from the company by both Alan Drizen and John Guerra that a mutually agreed upon qualified pharmaceutical consultant (The Consultant) receives immediately a copy of all Intellectual Property and Know-how documents.

In the event that Force Majure or other catastrophic event the designated key guardians shall, by prior arrangements open the special vault.

Immediately without any prior review, the sealed documents shall be turned over to a mutually agreed upon qualified pharmaceutical consultant (The Consultant) who shall have signed the requisite confidentially documents and be in good standing with the FDA and other regulatory agencies for the purpose of performing the following:

Immediately upon receipt of the confidential information the consultant shall meet with the company’s Contract Manufactures to ensure that all production, whether in progress or in the planning stage continues with no interruption in time. Furthermore the Consultant shall ensure that all raw materials, excipients, packaging and other essential components either ordered for production, or required for production shall be procured. The cost for this service including the lawyers and the consultant is estimated at $5000.00 US per month, and Glyco and GBS shall share such cost.

If any of the above causes an “interruption of business” GBS has the right to assume responsibility for manufacturing until both parties agree upon a resolution.

3. Lead Time For Ordering:

Glyco requires GBS to provide at least 90 days notice for GBS’s product requirements. In addition Glyco requires a deposit of Fifty percent of its cost related to production. For greater certainty it understood by both GBS and Glyco that these costs shall cover raw materials, packaging and other product related components.

4.  Right to Have a Member on Glyco’s Board of Directors.

GBS will have the right to have one of its designees be a member of Glyco’s Board of Directors at all times, which Board will consist of no more than   5     members in total. However because Glyco is unable to obtain Directors and Officers insurance at this time no Board of Directors has currently been formed.

5. Distribution of Proceeds from the Sale or License of Prescription Drugs.

Provided that Glyco remains a Private Company, Glyco agrees that all proceeds (including, without limitation, royalty payments) that it receives from the sale, license or other exploitation of any Prescription Drug will be distributed to its stockholders, pro rata in accordance with their respective equity interests, within 30 days of receipt by Glyco; provided, that Glyco will be entitled to maintain a balance of up to $10,000,000 (United State Dollars) in cash reserves, as needed (as determined in the reasonable business judgment of Glyco’s Board of Directors) to fund research and development of new pharmaceutical products, and such proceeds may be utilized to maintain a balance of up to such amount.  In the event of acquisition or merger by a third party, both GBS and Glyco will be entitled to a distribution equal to its percentage equity ownership of Glyco.

6.  Right of First Refusal.

Glyco will not be permitted to effectuate the sale of any additional equity or debt securities without first providing GBS with written notice thereof and a 30 day right of first refusal to undertake such financing on the same terms and conditions as the offering parties, with respect thereto.

7.  Payments.

  A.          Unless otherwise specified, all payments will be made in United States Dollars.

  B.          Simultaneous with the execution of this Agreement by both parties, which must be completed on or before November 18th 2004. GBS will pay to Glyco. $100,000.00. GBS agrees to “wire” the funds into Glyco’s bank account, details of which will be provided by Glyco to GBS.

  C.          The Final Documents will provide for the payment of an additional $1,900,000 by GBS to Glyco (the “Final Documents Payment”).

Glyco and GBS agree that the $1,900,000.00 due to Glyco by GBS may be paid by four installments as follows:

$600,000.00 shall be paid on January 4, 2005, $600,000.00 shall be paid on March 1, 2005, $400,000.00 shall be paid on June 1, 2005 and the final payment, $300,000.00, will be made on September 1, 2005. Glyco will use its best efforts to have FemLife ready to license to another Pharmaceutical company by the time that the final payment is paid to it by GBS.

D.            GBS agrees that its twenty five percent (25%) fully diluted equity interest in Glyco shall be evidenced by the issuance of the appropriate number of shares on the date that this document is signed. GBS, however, shall receive only those shares for which it has paid.  The balance of the shares which have not been paid for shall be held in escrow until all monies owing to Glyco have been received for the entire twenty five percent interest.  GBS has the right to pay monies in advance of the payment schedule and receive immediately all certificates representing the Glyco shares.

E.             GBS will also pay to Glyco, from non-refundable receipts that are received by GBS from sales of each Over-the-Counter Product, an amount equal to 30% (the “Glyco Participation Percentage”) of the product of (i) the difference between (x) the average whole sale price that was charged during the calendar quarter most recently ended for each unit of such Over-the-Counter Product with respect to which receipts were received during such quarterly period, and (y) the average direct costs during such calendar quarter for manufacturing, packaging of such Over-the-Counter Product, multiplied by (ii) the number of units of such product with respect to which such non-refundable receipts are received.  GBS will provide an accounting to Glyco within sixty days of the end of each calendar quarter and will remit to Glyco the amount to which it is entitled based thereon.  Notwithstanding the foregoing, (i) if governmental regulations prevent remittances from a foreign country with respect to sales made in that country, the obligation of GBS to pay any amounts to Glyco with respect to the Glyco Participation Percentage on sales in that country will be suspended until such remittances are possible.  Monetary conversion from the currency of a foreign country, in which Over-the-Counter Products are sold, into United States currency, will be calculated at the actual average rates of exchange, and (ii) GBS may withhold taxes to the extent governmental authorities in any country require the withholding of taxes on amounts paid hereunder to Glyco.  Any tax, duty or other levy paid or required to be withheld by GBS on account payments payable to Glyco under this Agreement shall be deducted from the amount of payments otherwise due.  Each party agrees to cooperate with the other party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

Example of financial formula:  Wholesale Price less direct third party costs related to manufacture, packaging and quality control only, equals net sales.  Glyco receives 30% of net sales while GBS receives 70% of net sales regardless of who initiates the sale. On Glyco initiated rates of sales, Glyco is entitled to additional funds from the difference between retail price less wholesale price, just as GBS would be entitled to the same on GBS initiated retail sales.

8.  Representations and Warranties of Glyco.

Glyco represents, warrants and agrees that:

A.    Glyco has the right to grant the licenses granted to GBS hereunder and there is nothing in any third party agreement that Glyco has entered into that limits Glyco’s ability to grant the licenses granted to GBS hereunder.

B.    Glyco has not encumbered any of the Glyco Know-How or other proprietary rights licensed hereunder with liens, mortgages, security interests or otherwise that, if enforced, will result in termination of the licenses granted to GBS hereunder.

C.    There are no existing or threatened actions, suits or claims pending against Glyco with respect to Glyco’s right to grant the licenses granted to GBS hereunder or that could otherwise materially adversely affect such license or the benefits GBS expects to derive therefrom.

D.    Glyco has not granted any right, license or interest in or to the Licensed Rights or the Glyco Know-How that is in conflict with the rights or licenses granted to GBS hereunder.

E.     The use of Licensed Rights for the purpose licensed to GBS under this Agreement will not infringe upon any third party’s Know-How, patent or other intellectual property rights.

F.     Glyco will not conceal from GBS the existence of any material adverse data or information known to Glyco concerning the quality, toxicity, safety and/or efficacy of Glyco’s Know-How licensed to GBS under this Agreement.

G.    The execution and delivery of this Agreement have been duly and validly authorized, and all necessary action has been taken to make this Agreement a legal, valid and binding obligation of Glyco enforceable in accordance with its terms.

H.    The execution and delivery of this Agreement and the performance by Glyco of its obligations hereunder will not contravene or result in the breach of the Certificate of Incorporation or Bylaws of Glyco or result in any material breach or violation of or material default under any material agreement, indenture, license, instrument or understanding or, to the best of its knowledge, result in any violation of law, rule, regulation, statute, order or decree to which Glyco or its affiliates is a party or by which any of them or any of their property is subject.

I.      The Executive Summary, dated October, 2004 (the “Executive Summary”), entitled “GlycoBioSciences Inc. Dedicated to Human Wellness and Sexual Health,” a copy of which was previously delivered to GBS was true and correct as of the date of its delivery to GBS, and did not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made.  There has been no material adverse change in Glyco, or its products or properties, since the date of such delivery, and Glyco shall promptly inform GBS of any material changes with respect to it or its business that occurs after the Effective Date.  Glyco agrees to use all payments it receives pursuant to Sections 7B and 7C of this Agreement, in accordance with the use of proceeds received from financings described in the Executive Summary.

K.    The Over-the-Counter Products known as “Vibra” and “Glo,” described in the Executive Summary are ready for immediate Commercialization in the United States and Canada, and all applicable governmental and other regulatory approvals have been obtained.

9.  Representations and Warranties of GBS.

GBS represents and warrants that:

A.     It is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

B.     The execution and delivery of this Agreement have been duly and validly authorized, and all necessary action has been taken to make this Agreement a legal, valid and binding obligation of GBS enforceable in accordance with its terms.

C.     The execution and delivery of this Agreement and the performance by GBS of its obligations hereunder will not contravene or result in the breach of the Certificate of Incorporation or Bylaws of GBS or result in any material breach or violation of or material default under any material agreement, indenture, license, instrument or understanding or, to the best of its knowledge, result in any violation of law, rule, regulation, statute, order or decree to which GBS or its affiliates is a party or by which any of them or any of their property is subject.

10.  Access and Due Diligence Investigation.

Between the date of this Agreement and the date the Final Documents are executed and delivered by all parties, Glyco will, and will cause all of its attorneys, accountant, and other agents and representatives to: (a) afford GBS and its attorneys, accountants, agents and representatives (collectively, “GBS’ Advisors”) full and free access during normal business hours to each Glyco’s personnel, properties, contracts, books and records, and other documents and data; (b) furnish GBS and GBS’ Advisors with copies of all such contracts, books and records, and other existing documents and data as GBS may reasonably request; and (c) furnish GBS and GBS’ Advisors with such additional financial, operating, and other data and information as GBS may reasonably request providing that the payment takes place on or before January 4 2005.

11.  Operation of the Business of Glyco.

Between the date of this Agreement and the date the Final Documents are executed and delivered, Glyco will conduct its business only in the ordinary course of business.

12.  Completion of Due Diligence Investigation and Other Conditions to Final Documents.

A condition to GBS’s execution and delivery of the Final Documents and the payment of any installment of the Final Documents Payment, that: (i) Alan Drizen and John Guerra enter into a three year employment agreements with Glyco providing for non-competition provisions, reasonably acceptable to GBS and the other shareholders of Glyco, both during the term of employment and for a period of three years thereafter, and such compensation and other provisions regarding their employment are in accordance with industry standards for their respective corporate responsibilities and acceptable to the majority Glyco shareholders.

13.  Remedies.

The validity, interpretation, construction, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York of the United States, without regard to New York conflict of law principles. To the extent that any dispute arises concerning this Agreement, it shall be adjudicated in New York, New York under the auspices of and pursuant to the applicable rules of the American Arbitration Association, by a single arbitrator selected pursuant to those rules.  The parties agree to the use of the expedited procedure rules of the American Arbitration Association regardless of whether the amount in controversy is less than the maximum jurisdictional amount thereof.  Reasonable discovery shall be permitted, and the arbitrator shall award interest (to the extent applicable), attorneys’ fees and other expenses to the prevailing party.  A judgment with respect to the award may be entered in and/or by any court of competent jurisdiction, which shall also award attorneys’ fees to the prevailing party. With respect to the seeking of injunctive relief, it is agreed that the New York State Courts of New York County, New York or, the United States District Court for the Southern District of New York, to the extent that it shall have jurisdiction, shall have the exclusive power to entertain and direct such relief and, in connection therewith, it shall award attorneys’ fees and other expenses to the prevailing party.

14.  Assignment.

Neither party shall be entitled to assign its rights or duties hereunder without the express written consent of the other party hereto, except that both GBS and Glyco may otherwise assign its rights and transfer its duties hereunder without such consent (i) to an affiliate of such party, or (ii) to an assignee or transferee of all or substantially all of the business or assets of GBS or Glyco (whether by merger, reorganization, acquisition, sale, consolidation or similar transaction) and provided that the assignee agrees in writing to be bound by the terms and conditions of this Agreement. Subject to the foregoing, the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties.

15.  Indemnification.

Providing that all products delivered to GBS, it’s affiliates or designated third parties are not adulterated changed or otherwise altered when shipped in it’s original packaging which bares the GlycoBioSciences label and directions for use, Glyco agrees to defend indemnify and hold harmless GBS and its affiliates and their respective directors, officers, employees, agents from and against any and all liabilities.

B.  GBS shall indemnify and hold harmless Glyco and its affiliates, and their respective directors, officers, employees, agents and counsel, and the successors and assigns of the foregoing (the “GBS Indemnities”), from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation and/or arbitration actually incurred) arising from or occurring as a result of GBS’ material breach of any representation or any warranty set forth herein, except, in each case, to the extent caused by the willful misconduct of Glyco.

C.  Indemnification under all provisions of this agreement shall depend on the ability of both Glyco and GBS to obtain product liability insurance to cover the sale by GBS or Glyco in the respective countries in which the products are sold. Such product liability insurance shall be immediately investigated and the prevailing prices for such insurance once the Binding Letter of Intent has been signed by both parties. In any event it shall be the sole responsibility of Glyco to decide on the feasibility and practicality of all product liability insurance giving effect to the fundamental principal that products shipped to GBS or it’s related or interested parties shall not be adulterated or changed in any way whatsoever.

16.  Relationship of Parties.

In making and performing this Agreement, the parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between GBS and Glyco. Except as otherwise expressly provided herein, neither party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for the act of any other party, unless such act is expressly authorized in writing by both parties hereto.

17.  Non-Disclosure.

A             The parties agree that, for the term of this Agreement, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement, any confidential information furnished to it by the disclosing party hereto pursuant to this Agreement, except that to the extent that such confidential information:

(i)    Was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

(ii)   Was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

(iii)  Became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

(iv)  Was independently developed by the receiving party without reference to any information or materials disclosed by the disclosing party; or

(v)   Was subsequently disclosed to the receiving party by a person other than a party without breach of any legal obligation to the disclosing party.

18.  Maintaining the Agreement in Good Standing and Term of Agreement.

Glyco’s grant to GBS of a world wide exclusive license to sell and distribute all Over The Counter Products as described herein shall Terminate if the payments as described in Section 7 -  a, b, c and d have not been paid to Glyco in accordance with the terms and conditions contained herein.

In addition GBS agrees that for the first twelve (12) month period GBS agrees to use it’s best efforts to market the OTC products in the most effective and ethical manner possible. Following the first twelve months of marketing GBS agrees to market a minimum net sales amount of the products equal to an amount not less than US $500,000.00 per annum.

Should this minimum not be achieved during any 12 month period following the first 12 month period, Glyco reserves the right to make arrangements with other parties for the sale and distribution of other OTC products.

For the purposes of greater clarity GBS can not lose their equity in Glyco described under the terms the conditions herein.

19.  Press Releases.

The parties agree to consult promptly with each other prior to issuing the initial press release or otherwise making the initial public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and the prior approval of the other party (which shall not be unreasonably withheld), except as may be required by law.  Beyond such initial press release or public statement, any and all press releases or public statements by GBS regarding the Over-the-Counter Products or otherwise directly or indirectly referring to said products shall be approved in advance by Glyco.

20.  Legally Binding Effect.

Both GBS and Glyco further agree to cooperate, in good faith, in the completion of the Final Documents.  Irrespective of the completion of the Final Documents, both GBS and Glyco agree to be bound by the foregoing terms and to treat the terms and conditions of this Agreement as a legally binding contract with the rights, duties and obligations of each party set forth above.

WHEREUPON, each party, having read and understood the foregoing, and agreeing to be bound by the terms and conditions herein, have caused this Agreement to be executed by its authorized agents as of November 18th 2004.

GBS LABS.		GLYCOBIOSCIENCES,INC.

By:		By:
	Name:		Name:
	Title:		Title:

Date:		Date:

The terms and provisions of Section 1B are hereby agreed to.

Alan Drizen

Date: